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                                                                EXHIBIT 99-B.4.8

                              CONTRACT SCHEDULE II
                                  ANNUITY PHASE

PAYMENT PERIOD (see 11.03)

          The period for which we will guarantee Annuity payments must be at least [five] years and no more than [30] years.

MORTALITY TABLE (see 11.04)

          Society of Actuaries' 1983 Table a

MAXIMUM NUMBER OF FUNDS (see 11.06)

          The maximum number of Funds is [four].

FIXED ANNUITY MINIMUM GUARANTEED INTEREST RATE (see 11.07)

          [1.5%] (annual basis)

NUMBER OF ANNUAL TRANSFERS AMONG FUNDS (see 11.09)

          Each calendar year, we allow [five] transfers among funds.

DAILY CHARGES TO THE SEPARATE ACCOUNT (see 11.14)

          Charges to the Separate Account will never be more than the following:

          Mortality and Expense Risk Charge: [1.25%] (annual basis) Administrative Charge: [0.25%] (annual basis)

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